Exhibit 99

MURPHY OIL PROVIDES FIRST QUARTER EARNINGS GUIDANCE

EL DORADO, Arkansas, April 12, 2004 — Murphy Oil Corporation (NYSE:MUR) expects net income for the first quarter of 2004 to be between $.90 and $1.10 per diluted share.

Production during the quarter is estimated to average 136,500 barrels of oil equivalent (BOE) per day. Expected average crude oil and natural gas sales volumes for the quarter should be 136,000 BOE per day, lower than previously expected due primarily to lower sales volumes in Malaysia. Dry hole charges for the quarter should be in the range of $48 to $63 million with total worldwide exploration expense averaging between $57 and $72 million. A $15 million after tax gain on sale of onshore U.S. properties will be included in revenue in the first quarter; however, the gain was also reflected in previous guidance.

Earnings may also vary based on prices, margins, volumes and the timing of actual liftings of some of the Company’s crude oil production.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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